SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                         SCHEDULE 13G/A

           Under the Securities Exchange Act of 1934

                        AMENDMENT NO. 1

                   HANOVER COMPRESSOR COMPANY

                        (Name of Issuer)


            COMMON STOCK, PAR VALUE $0.001 PER SHARE

                 (Title of Class of Securities)


                          410768 10 5

                         (CUSIP Number)


                        Cynthia S. Couch
                    Secretary and Treasurer
                      Westar Capital, Inc.
                      818 S. Kansas Avenue
                     Topeka,  Kansas  66612

                            copy to:

                       Richard D. Terrill
                      818 S. Kansas Avenue
                     Topeka, Kansas  66612

    (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                               SCHEDULE 13G/A

                  Under the Securities Exchange Act of 1934

------------------------------------------------------------------------------
                     CUSIP No. 410768 10 5
------------------------------------------------------------------------------
(1)   Name of reporting person:                          Westar Capital, Inc.
      S.S. or I.R.S. identification number
      of above person:                                   48-1092416
------------------------------------------------------------------------------
(2)   Check the appropriate box if a member of a group:  (a)
                                                         (b)
------------------------------------------------------------------------------
(3)   SEC use only:
------------------------------------------------------------------------------
(4)   Citizenship or place of organization:              Kansas
------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:
      (5)   Sole voting power:                           0
      (6)   Shared voting power:                         1,485,515
      (7)   Sole dispositive power:                      0
      (8)   Shared dispositive power:                    1,485,515
------------------------------------------------------------------------------
(9)   Aggregate amount beneficially owned by each
      reporting person:                                  1,485,515
------------------------------------------------------------------------------
(10)  Check if the aggregate amount in Row (9) excludes
      certain shares:                                    [  ]
------------------------------------------------------------------------------
(11)  Percent of class represented by amount in Row (9): 5.17%
------------------------------------------------------------------------------
(12) Type of reporting person:                          CO
------------------------------------------------------------------------------

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                         SCHEDULE 13G/A

           Under the Securities Exchange Act of 1934

------------------------------------------------------------------------------
                     CUSIP No. 410768 10 5
------------------------------------------------------------------------------
(1)   Name of reporting person:                          Western Resources,
                                                      Inc.
      S.S. or I.R.S. identification number
      of above person:                                   48-0290150
------------------------------------------------------------------------------
(2)   Check the appropriate box if a member of a group:  (a)
                                                         (b)
------------------------------------------------------------------------------
(3)   SEC use only:
------------------------------------------------------------------------------
(4)   Citizenship or place of organization:              Kansas
------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:
      (5)   Sole voting power:                           0
      (6)   Shared voting power:                         1,485,515
      (7)   Sole dispositive power:                      0
      (8)   Shared dispositive power:                    1,485,515
------------------------------------------------------------------------------
(9)   Aggregate amount beneficially owned by each
      reporting person:                                  1,485,515
------------------------------------------------------------------------------
(10)  Check if the aggregate amount in Row (9) excludes
      certain shares:                                    [  ]
------------------------------------------------------------------------------
(11)  Percent of class represented by amount in Row (9): 5.17%
------------------------------------------------------------------------------
(12)  Type of reporting person:                          CO
------------------------------------------------------------------------------

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                         SCHEDULE 13G/A

           Under the Securities Exchange Act of 1934


Amendment No:   1
Date:           February 10, 2000
Fee Being Paid: No

ITEM 1(A)  Name of Issuer:  Hanover Compressor Company

ITEM 1(B) Address of Issuer's Principal Executive Offices: 12001 North Houston Rosslyn, Houston, Texas 77086

ITEM 2(A) Name of Person Filing: Westar Capital, Inc. files on behalf of itself and its parent corporation, Western Resources, Inc. (collectively referred to as the "Reporting Persons").

ITEM 2(B) Address of Principal Business Office: 818 S. Kansas Avenue,Topeka, Kansas 66612

ITEM 2(C)  Place of Organization:  Kansas

ITEM 2(D) Title of Class of Securities: Hanover Compressor Company, Common Shares, par value $0.001 per share

ITEM 2(E)  CUSIP Number:  410768 10 5

ITEM 3  Type of Person:  Not applicable

ITEM 4(A)  Amount beneficially owned:  1,485,515

ITEM 4(B)  Percent of Class: 5.17%

ITEM 4(C)(I)  Sole Power to Vote:  0

ITEM 4(C)(II)  Shared Power to Vote:  1,485,515

ITEM 4(C)(III)  Sole Power to Dispose:  0

ITEM 4(C)(IV) Shared Power to Dispose:  1,485,515

ITEM 5  Ownership of 5% or Less of a Class:  Not applicable

ITEM 6 Ownership of More Than 5% on Behalf of Another Person: Each of the Reporting Persons is deemed to beneficially own the number of shares relating to Items 4(C)(II) and 4(C)(IV) of this filing.

ITEM 7 Identification of Classification of Subsidiaries: Westar Capital, Inc., a wholly owned subsidiary of Western Resources, Inc., acquired the shares identified in Item 4(A) of this filing.

ITEM 8 Identification and Classification of Members of the Group: Not applicable

ITEM 9  Notice of Dissolution of the Group:  Not applicable

ITEM 10 Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                           SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2000


                                             WESTAR CAPITAL, INC.

                                             By: /s/ CYNTHIA S. COUCH
                                             ------------------------------
                                             Cynthia S. Couch
                                             Secretary and Treasurer



                                             WESTERN RESOURCES, INC.

                                             By: /s/ RICHARD D. TERRILL
                                             ------------------------------
                                             Richard D. Terrill
                                             Executive Vice President, General
                                             Counsel and Corporate Secretary